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                                                                     EXHIBIT 16



                         EXHIBIT OF PERFORMANCE CALCULATIONS

             This exhibit reflects the calculation of certain performance figures that appear under "Performance Information" in the Part B Statement of Additional Information ("Part B") of FBL Series Fund, Inc. (the "Fund").


A.  TOTAL RETURN.

    1. FORMULA. The total return performance of a Portfolio for a specified period equals the change in the value of a hypothetical $10,000 investment ("Initial Investment") from the beginning of the period to the end of the period. It is assumed that all dividends are reinvested. Total Return may be expressed either as a dollar value change or as percentage change. Total return information is set forth in the Total Return Tables that appear under "Performance Information" in the Part B.

    2. PERFORMANCE REFLECTED. The representative total return calculations reflected in this Section A are for the High Yield Portfolio for the eight month period ended July 31, 1988.

    3. CALCULATION OF UNADJUSTED TOTAL RETURN. The column labeled "Percentage Increase Unadjusted" in the Total Return Table for the High Yield Portfolio shows the total return of that Portfolio as a percentage change, without the deduction of the contingent deferred sales charge. The percentage change in value of the Initial Investment for the period is calculated by determining the percentage increase in the net asset value per share ("NAV") of the portfolio over the period and adjusting that for the dividends reinvested over the period. There were eight monthly dividends during the period. The percentage change is then calculated as follows:

         Percentage Change   =     (Shares X Ending NAV)
                                  -----------------------    - 1
                                       Beginning NAV

Ending NAV = NAV on July 31, 1988 = $9.86/Share

Beginning NAV = NAV on December 1, 1987 = $10.00/Share

Shares = Number of shares at the end of the period assuming a one share investment at the beginning of the period and investment of dividends. "Shares" is computed under the following formula.


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Shares = (1 + DIV1/RNAV1) X (1 + DIV2/RNAV2) ... X (1 + DIVn/RNAVn)
         . X (1 + DIV12/RNAV12)

DIVn = Dollar amount distributed for the nth dividend of the period. n varies from 1 to 8 in the present example since there were 8 monthly dividends distributed.

RNAVn = NAV on the date that the nth dividend in the period was reinvested. n varies from 1 to 8 in the present example.

    The following data is presented:

                             n                 DIV              RNAV
                             -                 ---              ----
         Dec                 1               0.0399             10.01
         Jan                 2               0.0451             10.03
         Feb                 3               0.0496             10.07
         March               4               0.0561              9.90
         April               5               0.0636              9.83
         May                 6               0.0701              9.74
         June                7               0.0664              9.89
         July                8               0.0614              9.86


Shares = (1 + 0.03990/10.01) X  (1 + .0451/10.03) X (1 + .0496/10.07) X
(1 + .0561/9.90)

(1 + .0636/9.83) X (1 + .0701/9.74) X (1 + .0664/9.89) X (1 + .0614/9.86)
= 1.0466

Percentage Change = (1.0466 X 9.86)/10.00 - 1 = 0.0320

    The decimal return is converted to a percentage by multiplying by 100.

         0.0320 x 100 = 3.20%

    4. CALCULATION OF ADJUSTED TOTAL RETURN. The column labeled "Percentage Increase Adjusted" in the Total Return Table for the High Yield Portfolio shows the total return of that Portfolio as a percentage change with adjustment for the effect of the contingent deferred sales charge that may be imposed at the end of the period.

    As reflected in the Prospectus (see "Redemption of Shares"), the contingent deferred sales charge at the end of the period one year after purchase is 5%; in determining the appropriate charge,


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it is assumed that a hypothetical purchase order is placed on July 31, 1987 in the amount of the Initial Investment and that the redemption of the account occurs on July 31, 1988.

    The contingent deferred sales charge is imposed on the amount by which the redemption causes the value of the account (computed after redemption of any reinvestment income and capital gains dividends and any account appreciation) to fall below the total dollar amount of purchases. It is assumed that the entire hypothetical account is redeemed.

    First, the amount of reinvested dividends is subtracted from the Ending Value (the "Ending Value" is equal to the Initial Investment ($10,000) plus the percentage change of such investment over the period (calculated as described above)). The amount of reinvested dividends is reflected in Sub-section 3 above.

              Ending Value (unadjusted) - Amount of Reinvested Dividends
          = Value of Redemption subject to Contingent Deferred Sales Charge.

                               $10,320 - $460 = $9,860

    If this result had exceeded the amount of the Initial Investment ($10,000), only the amount of the Initial Investment will be subject to the contingent deferred sales charge. Since the result was less than the amount of the Initial Investment, only the lesser amount would be subject to the charge.

                          5% X $9,860 = 0.05 X $9,860 = $493

Thus, Ending Value (adjusted) is computed as follows:

             Ending Value (unadjusted) - Contingent Deferred Sales Charge

                               $10,320 - $493 = $9,827

Percentage Increase (adjusted) equals the percentage change of the Ending Value (adjusted) from the Initial Investment.

                      $9,827/$10,000 - 1 = 0.9827 - 1 = -0.0173

The decimal return is converted to a percentage by multiplying by 100.

                               -0.0173 X 100 = - 1.73%


B.  AVERAGE ANNUAL TOTAL RETURN.

    1. FORMULA. The average annual total return of a Portfolio for a specific period is found by taking a hypothetical $1,000 investment ("Initial Investment") at the beginning of the period and


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computing the redeemable value at the end of the period ("Redeemable Value").
The Redeemable Value includes the effect of the contingent deferred sales charge that may be imposed at the end of the period. The Redeemable Value is then divided by the Initial Investment and this quote is taken to the Nth root (N representing the number of years in the period) and 1 is subtracted from the result, which is then expressed as a percentage. Thus, the following formula applies:

       Average Annual Total Return = (Redeemable Value/Initial Investment) - 1

    2. PERFORMANCE REFLECTED. The representative average annual total return calculation reflected in this Section B is for the High Yield Portfolio for the period from commencement of operations (December 1, 1987) to July 31, 1988.

    3. CALCULATION OF AVERAGE ANNUAL TOTAL RETURN. The Redeemable Value is equal to the Initial Investment plus the percentage change in the value of such investment over the period less the applicable contingent deferred sales charge. The percentage change over the period is calculated in the same manner as in Sub-section 3 of Section A above. The percentage change for the life of the Portfolio is 3.2%. First, the percentage change in the value of the Initial Investment is applied to the Initial Investment. This result is the same as Ending Value for the period.

            $1,000 + (3.2% of $1,000) = $1,000 + (.032 X $1,000) = $1,032

    The contingent deferred sales charge is then computed in the same manner as in Sub-section 3 of Section A above. The charge is imposed at the rate of 5%. Applying the 5% charge to the redemption in the manner specified in Sub-section 3 of Section A results in a contingent deferred sales charge of $XYZ.

Redeemable Value   =    Ending Value (unadjusted) - Contingent Deferred Sales
                        Charge
                   =    $1,032 - $49.30
                   =    $982.70

The period covered is from December 1, 1987 to July 31, 1988 or 8 months.

                        N = number of years in the period = 1*
      *Actual life of the Portfolio is 8 months, returns are not annualized but actual.

Using the formula provided above, average annual total return for the period may then be computed.

    The Redeemable Value is divided by the Initial Investment.

                             ($982.70/$1,000) = 0.09827.


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This quotient is taken to the Nth root.

                           The first root of .9827 = .9827

1 is subtracted from the result.

                                 .9827 - 1 = -0.0173

The decimal return is converted to a percentage by multiplying by 100.

                                0.0173 X 100 = -1.73%


C.  YIELD (NON MONEY MARKET).

    1. FORMULA. The yield for a Portfolio is computed by dividing the net investment income per share earned during a specified one month or 30-day period by the offering price per share on the last day of the period, according to the following formula:

                                                    6
                            YIELD = 2[((a-b)/cd + 1) - 1]

Where:   a =  dividends and interest earned during the period.
         b =  expenses accrued for the period (net of reimbursements).
         c = the average daily number of shares outstanding during the period that were entitled to receive dividends.
         d =  the offering price per share on the last day of the period.

    2. PERFORMANCE REFLECTED. The representative yield calculation reflected in this Section C is for the High Yield Portfolio for the 30 day period ended July 30, 1988.

    3. CALCULATION OF YIELD. For the period reflected, the following figures are provided for use in the formula provided in Sub-section 1 above.

                   a = $23,797.20
                   b = $4,865.16
                   c = 266,751.315
                   d = $9.86


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Thus, yield is calculated as follows:

                                                        6
         YIELD = 2[((23,797 - 4,865)/266,751 X 9.86 + 1)  - 1]

                                        6
              = 2[(18,932/2,630,165 + 1)  - 1]

                            6
              = 2[(1.007198)  - 1]

              = 2[1.04397 - 1]

              = .088

The decimal return is converted to a percentage by multiplying by 100.

                                  .088 X 100 = 8.8%


D.  YIELD (MONEY MARKET).

    1. FORMULA. The Money Market Portfolio's current yield quotation is based on a seven-day period and is computed as follows. The first calculation is net investment income per share, which is accrued interest on portfolio securities, plus or minus amortized discount or premium, less accrued expenses. This number is then divided by the price per share (expected to remain constant at $1.00) at the beginning of the period ("base period return"). The result is then multiplied by 365 and divided by 7 and the resulting yield figure is carried to the nearest one-hundredth of one percent. Realized capital gains or losses and unrealized appreciation or deprecation of investments are not included in the calculation.

    The Money Market Portfolio's effective yield is determined by taking the base period return (computed as described above) and calculating the effect of assumed compounding. The formula for the effective yield is: (base period return + 1)365/7 - 1.

    2. PERFORMANCE REFLECTED. The representative yield calculations reflected in this Section D are for the Money Market Portfolio for the seven-day period ended July 29, 1988.

    3. CALCULATION OF YIELD. First, net investment income per share for the last day of the seven-day period is calculated. The following figures are provided for this purpose:

         a. Accrued interest, including amortization of premium and discount, for July 29, 1988 equals $524.92.

         b.   Accrued expenses for July 29, 1988 equal $156.03.


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         c.   The number of outstanding shares of record for divided purposes on July 29, 1988 equals 2,460,288.400.

    Net investment income per share for July 29, 1988 is then calculated as follows:

                                  Accrued Interest-Accrued Expenses
Net Investment Income Per Share = ---------------------------------
                                       Record Date Shares

                ($524.92 - $156.03)/2,460,288.400 = $.000149938/Share

Net investment income for the other six days in the seven-day period is then calculated in the same manner. The resulting figures for each of the seven days in the period are added together to obtain the net investment income per share for the period as follows:

         July 29, 1988 . . . . . . . . . . . . .     $.000149938/Share

         July 28, 1988 . . . . . . . . . . . . .      .000156581

         July 27, 1988 . . . . . . . . . . . . .      .000156632

         July 26, 1988 . . . . . . . . . . . . .      .000156628

         July 25, 1988 . . . . . . . . . . . . .      .000149091

         July 24, 1988 . . . . . . . . . . . . .      .000149090

         July 23, 1988 . . . . . . . . . . . . .      .000149090
                                                     -----------
         TOTAL . . . . . . . . . . . . . . . . .     $.001067050

Then, base period return is calculated.

                        Net Investment Income Per Share
Base Period Return =    -------------------------------
                                Price Per Share

($.001067050/Share)/($1.00/Share) = .001067050

Then, yield is calculated.

Yield = Base Period Return X 365/7 = (.001067050 x 365)/7 = .0556

The decimal return is converted to a percentage by multiplying by 100.

 .0556 X 100 = 5.56%


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    4.  CALCULATION OF EFFECTIVE YIELD.  The base period return for use in the formula for effective yield is the same as calculated in Sub-section 3 of Section D above.

    Effective Yield     =    (Base Period Return + 1) 365/7 - 1
                        =    (.001067050 + 1) 365/7 - 1
                        =    (1.001067050) 365/7 -1
                        =    1.0572 - 1
                        =    .0572

The decimal return is converted to a percentage by multiplying by 100.

 .0572 X 100 = 5.72%


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